Exhibit 4.1

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS AMENDED, RESTATED, SUPPLEMENTED, OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) DATED AS OF JULY 10, 2008 AMONG MRU HOLDINGS, INC., A DELAWARE CORPORATION, MERRILL LYNCH MORTGAGE CAPITAL INC. AND VIKING ASSET MANAGEMENT L.L.C., A CALIFORNIA LIMITED LIABILITY COMPANY, TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT); AND EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE ON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED (I) IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED WITH RESPECT TO SUCH OFFER, SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION; OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

MRU HOLDINGS, INC.

CONVERTIBLE PROMISSORY NOTE

$7,750,000	July 10, 2008

Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), for value received, the undersigned, MRU Holdings, Inc., a Delaware corporation (the “Company”), whose address is 590 Madison Avenue, 13th Floor, New York 10022, hereby promises to pay to Merrill Lynch Mortgage Capital Inc. or permitted assigns (the “Holder”) the principal amount of Seven Million Seven Hundred Fifty Thousand Dollars ($7,750,000), together with interest thereon at the rate(s) set forth below.  Principal of, and accrued interest on, this Note shall be due and payable as hereinafter provided on the Maturity Date (as defined below) or such other dates as provided herein.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.           Interest.  Interest shall accrue on the unpaid principal amount of this Note from the date hereof until such principal amount is repaid in full, at a simple annual interest rate equal to nine percent (9%) per annum; provided, however, that, if the Note is not repaid in full by 5:30 p.m. on September 26, 2008 (the “Alternate Interest Rate Date”), then the interest rate on the Note shall increase to a simple annual interest rate equal to twelve percent (12%) per annum beginning September 27, 2008.  All computations of the interest rate hereunder shall be made on the basis of a year of 365 days based on the actual number of days (including the first day but excluding the last day) any such principal amount is outstanding.  No interest hereunder shall be due prior to the Maturity Date (as defined below); provided, however, that after the Senior Indebtedness (as defined in the Subordination Agreement) has been paid in full, interest on the Note shall be payable on the 15th day of each January, April, July and October (or if any such day is not a business day, the next business day).

2.           Maturity Date.  Unless earlier converted as provided in Section 4 below or repaid, the principal amount of this Note and interest accrued thereon shall be due and payable on October 31, 2010 (the “Maturity Date”), subject to any limitation contained in the Subordination Agreement.

3.           Mandatory Prepayment Under Certain Circumstances.  If the Company issues and sells equity securities (the “Equity Securities”) pursuant to an equity financing (including the issuance of Equity Securities upon the conversion or exchange of debt securities (the “Automatically Converting Debt Securities”) issued after the date hereof in connection with such equity financing) in which the Company closes a total commitment of at least Seventy Five Million Dollars ($75,000,000) (inclusive of the consideration received for the issuance and sale of the Company’s Series B-2 Convertible Preferred Stock and any other security that is converted into Equity Securities) in gross proceeds and 60% of such gross proceeds (at least $45,000,000) is attributable to one investor or a group of related investors, then:

(a)           upon the issuance of the Automatically Converting Debt Securities, if any, the Company shall, exclusively with net proceeds received from the sale of the Automatically Converting Debt Securities (“Debt Proceeds”),

(i)           first, redeem Five Million Six Hundred Thousand Dollars ($5,600,000) in principal amount of the Note (as defined in the Subordination Agreement) pursuant to the terms of the Note (as defined in the Subordination Agreement) (the “Required Redemption”), and

(ii)           second, to the extent there remain Debt Proceeds therefor, pay the Holder and any other holders of promissory notes of the Company issued on even date herewith (the “Other Promissory Notes”) the outstanding principal amount of this Note and the Other Promissory Notes together with accrued but unpaid interest thereon, pro rata based on the outstanding principal amount of each such note;

(b)           upon the issuance of the Equity Securities and after consummation of the Required Redemption (to the extent the Required Redemption was not consummated pursuant to Section 3(a) hereof), the outstanding principal amount of this Note, together with accrued but unpaid interest thereon, shall, to the extent not paid pursuant to Section 3(a) hereof, be repaid in full.

4.           Conversion.

4.1           Optional Conversion.  Subject to Section 4.2, if this Note is not repaid in full by the Alternate Interest Rate Date, the Holder may elect, at any time after the Alternate Interest Rate Date, to convert all or a portion of this Note into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) by dividing (A) aggregate principal and accrued and unpaid interest to be so converted by (B) $2.25; provided, however, that, unless the Company’s stockholders approve any change in control (as defined in NASDAQ Rule 4350(i)(1)(B)) that would result from the conversion of the Note into Common Stock, this Note may not be converted into Common Stock to the extent the issuance of such Common Stock would result in the Holder and its affiliates beneficially owning more than 19.99% of the voting power of the Company (the “Issuance Limitation”).  For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the shares of Common Stock issuable upon conversion of this Note, subject in all cases to the Issuance Limitation.  Upon the written request of the Holder, the Company shall promptly, but in no event later than two (2) business days following the delivery of such request, confirm in writing to the Holder the number of shares of Common Stock then outstanding.

4.2           Mechanics of Conversion.  Before any Holder shall be entitled to convert this Note into full shares of Common Stock and to receive certificates (or a direct registration statement) therefor pursuant to Section 4.1 hereof, such Holder shall surrender the original copy of this Note at the Company’s principal executive offices and give written notice substantially in the form attached hereto as Exhibit A (the “Conversion Notice”) specifying the portion of this Note to be converted into Common Stock (the “Converting Portion”).  The Company shall, as soon as practicable thereafter, issue and deliver a certificate or certificates (or make a book entry if the Common Stock is to be issued through a direct registration system) for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid and a check payable to the Holder in the amount of any cash amounts payable as a result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note to be converted with a properly completed Conversion Notice (the “Surrender Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Surrender Date.  Interest on the Converting Portion of this Note shall cease to accrue on the

Surrender Date and all rights with respect to such Converting Portion shall forthwith after the Surrender Date terminate.  To the extent the Holder only converts a portion of this Note pursuant to this Section 4, the Company will issue the Holder a new note for the unconverted portion of this Note on the same terms as this Note.

4.2           Cash in Lieu of Fractional Shares.  No fractional shares of the Company’s Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay to the Holder, in cash, the amount of the unconverted principal and interest balance of this Note that would otherwise constitute such fractional share.

4.3           Taxes.  The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of this Note pursuant to this Section 4.  The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of shares of Common Stock in a name other than that of the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any tax or has established, to the satisfaction of the Company, that such tax has been paid.

4.4           Required Documentation.  Upon conversion of this Note pursuant to this Section 4, the Holder shall execute all appropriate documentation necessary to effect such conversion.

5.           Events of Default.  The entire outstanding principal amount of, and all accrued unpaid interest on, this Note shall become forthwith due and payable, without presentment, demand, protest, or notice of any kind, upon the happening of any of the following events (each, an “Event of Default”):

(a)        if default shall be made in the due and punctual payment of the principal on this Note or on any other indebtedness of the Company in excess of $500,000, when and as the same shall become due and payable, whether at the maturity of any installment thereof, by acceleration, or otherwise, or default shall be made for thirty (30) days in the payment when due of interest on this Note or on any other indebtedness of the Company;

(b)        if the Company or any Subsidiary (as defined below) shall

(1)           admit in writing its inability to pay its debts generally as they become due,

(2)           file a petition in bankruptcy or a petition to take advantage of any insolvency act,

(3)           make an assignment for the benefit of its creditors,

(4)           consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,

(5)           on a petition in bankruptcy filed against it, be adjudicated a bankrupt, or

(6)           file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(c)           if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of the Company or any “significant subsidiary” within the meaning of Regulation S-X under the Securities Act of 1934, as amended (each a “Subsidiary”), a receiver of the Company or any Subsidiary or of the whole or any substantial part of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company or any Subsidiary under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof;

(d)           if, under the provisions of any other law for the relief or aid of the Company, any court of competent jurisdiction shall assume custody or control of the Company or any Subsidiary or of the whole or any substantial part of its property and such custody or control shall not be terminated or stayed within thirty (30) days from the date of assumption of such custody or control;

(e)           if the Company enters into a merger, consolidation, liquidation, dissolution, sale of all or substantially all of its assets, or similar transaction; or

(f)           if the Company shall have breached or not performed any material representation, warranty or covenant in this Note or in any other document or instrument executed and delivered in connection therewith for thirty (30) days or more after written notice to the Company by the Holder of such breach or nonperformance.

                      Upon the occurrence of any Event of Default, the Holder may take all actions available to it, at law or in equity, to collect and otherwise enforce this Note.

6.           Costs and Expenses of Enforcement and Collection.  Upon receipt of written evidence reasonably satisfactory to the Company, the Company agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred or paid by the Holder in enforcing or collecting any of the obligations of the Company hereunder.
7.           Mutilated, Destroyed, Lost or Stolen Notes.  In case any Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note.  In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company.  In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

8.           Payment of Interest and Principal.  All payments with respect to this Note shall be made in lawful money of the United States of America at such place as the Holder hereof may designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  Subject to the limitations imposed by the Subordination Agreement, the Company may, at its option, on ten (10) days written notice to the Holder, repay the outstanding principal amount of this Note without penalty or premium, in whole or in part, together with interest on the principal amount so repaid accrued to the repayment date.

9.           Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Interest and principal are payable only to the registered Holder of this Note.

10.           Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

11.           Notices.  Any notice or demand which is required or provided to be given under this Note shall be deemed to have been sufficiently given and received for all purposes (i) when delivered in person, or (ii) one business day after being sent by a recognized overnight courier service or (iii) when transmitted by facsimile, email or other electronic means, provided that the sender receives confirmation of receipt, to the following addresses:

if to the Company:

MRU Holdings, Inc.
590 Madison Avenue, 13th Floor
New York, New York 10022
Attention: General Counsel
Fax:  (212) 836-4195
E-mail: ykatz@mruholdings.com

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Keith D. Pisani, Esq.
Fax:  (212) 318-6906

E-mail: keithpisani@paulhastings.com

if to the Holder, to:

Merrill Lynch Mortgage Capital Inc.
4 World Trade Center
11th Floor
New York, NY  10080
Attention:  Theodore Breck
Fax:      (212) 449-2737
Email:  ted_breck@ml.com

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attention: Richard Fried
Fax: (212) 806-9047
E-mail: rfried@stroock.com

Any party hereto may by notice given as specified in this Section 11 change its address for future notice hereunder.

12.           Governing Law; Venue; Waiver of Jury Trial.  This Note shall be governed by the laws of the State of New York, as such laws are applied to contracts to be entered into and performed entirely in New York by New York residents, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

14.           Miscellaneous.  (a)  The Company (i) waives presentment, demand, notice of demand, protest, notice of protest, and notice of nonpayment and any other notice required to be given under the law to the Company, in connection with the delivery, acceptance, performance, default or enforcement of this Note, except for notice and presentment upon conversion or at maturity of this Note and notice or proposed transfer of this Note in accordance with the terms hereof; and (ii) agrees that any failure to act or failure to exercise any right or remedy on the part of the registered Holder shall not in any way affect or impair the obligations of the Company or be construed as a waiver by the Holder of, or otherwise affect, any of its rights under this Note.  Notwithstanding the foregoing, the Company does not waive any notice required pursuant to the terms of this Note.

(b)           No act, omission or delay by the Holder or course of dealing between the Holder and the Company shall constitute a waiver of the rights and remedies of the Holder hereunder.  No single or partial waiver by the Holder of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

MRU HOLDINGS, INC.

By:	/s/ Vishal Garg
Vishal Garg, Co-President

Exhibit A

NOTICE OF CONVERSION

MRU Holdings, Inc.
590 Madison Avenue, 13th Floor
New York, New York 10022
Attention: General Counsel
Fax:  (212) 836-4195
E-mail: ykatz@mruholdings.com

To:  The General Counsel MRU Holdings, Inc. (the “Company”)

Reference is made to that certain Convertible Promissory Note issued by the Company to the undersigned in the principal amount of $7,750,000 dated as of July 10, 2008 (the “Note”).  Capitalized terms used but not defined herein have the meanings set forth in the Note.  Pursuant to Section 4.2 of the Note, the undersigned, being a holder of the Note (the “Converting Holder”), hereby elects to exercise its conversion rights as to the Note as specified below.

Dated:

CONVERTING HOLDER		OUTSTANDING PRINCIPAL AMOUNT OF AND ACCRUED AND UNPAID INTEREST ON THE NOTE TO BE CONVERTED TO COMMON STOCK*
NAME	SIGNATURE

Names and addresses of person(s) or entity(ies) to whom such Common Stock shall be issued:

Denominations in which the certificate(s) (or direct registration statement system statement(s) evidencing the Common Stock shall be issued:

Instructions for delivery of certificate(s) (or direct registration statement system statement(s)) evidencing the Common Stock issued:

 ____________
*The Note must be surrendered to the Company to be converted to Common Stock.